Exhibit 10.15

SECURED LOAN AGREEMENT

This Secured Loan Agreement (the “Agreement”) is made effective as of April 9, 2025 (“Agreement Execution Date”), by and between Regenerative Medical Technology Group Inc. (the “Borrower”), and Growth Capital Ventures, LLC a Nevada corporation (“Lender”). (The Borrower and Lender sometimes may be referred to as the “Parties”).

WHEREAS, the Lender has funded US$574,619 (“Funded Amount”) between January 1, 2024 to date

AND WHEREAS Borrower desires that Lender have the option to fund an additional US$525,381 (“New Funding Amount”) to the Borrower and Lender is willing to have such option to fund such amounts to the Borrower, on the terms set forth herein below.

NOW, THEREFORE, in consideration of the terms and conditions contained herein, the Parties hereto agree as follows:

1. Loan Amount. The Parties hereby agree that Lender shall have the option to fund Borrower, at its sole discretion up to a total equal to the New Funding Amount, (“Loan”) for an aggregate total amount, which includes the Funded Amount, of up to US $1,100,000.00 (“Maximum Total Principal Loan Amount”), which Maximum Total Principal Amount, if funded, shall be wired in tranches to the Borrower pursuant to the terms below, and to wire instructions as shall be provided for by the Borrower to the Lender. The

2. Promissory Note. The Maximum Total Principal Loan Amount shall be evidenced by an original issue discount non-convertible secured promissory note attached hereto as Exhibit A (the “Note”) in the amount of up to $1,375,000.00 (“Maximum Total Note Amount”), with a maturity date of December 31, 2026 (“Maturity Date”) pursuant to the terms herein below. Every term contained in the Note shall be deemed incorporated into this Agreement. To the extent any provision of the Note shall be deemed to be inconsistent with the provisions of this Agreement, however, the provisions of this Agreement shall prevail.

3. Interest. The Loan shall be evidenced by the issued Note, which shall bear interest at an annual compounded rate of 15% (“Interest’). The Interest, along with the total amount issued and owed and up to the Maximum Total Note Amount, as applicable, shall become due and payable on the Maturity Date (as defined below).

4.	Terms of the Loan Disbursement.

(a)	Any one or more Loan Tranches up to the Maximum Total Loan Amount, may be disbursed at any time from the execution of this Agreement and, in any event, no later than December 31, 2026 (“Loan Deadline”).

(b)	The Borrower shall use the proceeds of the New Funded Amount along with $500,000 of existing funds held by the Borrower to build a manufacturing facility in Cancun Mexico (“Facility”) to manufacture regenerative medical biologics in accordance with all local laws and regulations. The Facility is expected to be operational within 10 months from the time the Borrower receives the New Funded Amount. The Borrower agrees to pay to the Lender all of the profits generated from the Facility operations until the New Funded Amount is repaid to the Lender.

5.	Issuance of One Share of and 999 purchase warrants of Series CC Convertible Preferred Stock.

(a)	Concomitantly with the execution of this Agreement and in consideration for the Agreement, the Borrower shall issue to the Lender, a certificate representing one share (“Share”) of its Series CC Convertible Preferred Stock (“Preferred Shares”). Such Share shall be validly issued, fully paid and non-assessable, and free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of shareholders of the Borrower and will not impose personal liability upon the Lender.

(b)	Concomitantly with the execution of this Agreement and in consideration for the Agreement, the Borrower shall issue to the Lender a warrant a purchase warrant to purchase 999 shares of the Borrower’s Series CC Convertible Preferred Stock at an exercise price of $1.00 per share, in the form attached hereto as Exhibit B (the “Warrant”). The Warrant shall have a termination date of December 31, 2035 and shall have a cashless exercise

(c)	The Lender acknowledges that the Preferred Shares are not and will not be registered or listed (and authorized) for trading on any Exchange or any of the OTC Markets (or any other marketplace or exchange) and that the certificate representing the Share shall bear the appropriate restrictive legend.

(d)	The Lender hereby warrants the following:

i.	The Lender shall hold the Share for its own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the 1933 Act;

ii.	The Lender has such knowledge, skill and experience in business, financial and investment matters so that the undersigned is capable of evaluating the merits, risks and consequences of this Agreement;

iii.	The Lender acknowledges that Borrower is a corporation with a limited operating history; and

(e)	Within 10 business days of the signing of this Agreement, the Borrower shall file an amended certificate of designation of the series CC convertible preferred stock attached hereto as Exhibit C. So long as the Lender is the holder of at least one share of the Preferred Shares or the holder of a purchase warrant to purchase at least one share of the Preferred Shares, the Borrower shall not modify any of the preferences of the Preferred Shares and/or issue any additional Preferred Shares without the prior written consent of the Lender.

6.	Terms of the Repayment of the Loan.

(a)	Subject to the default provisions in the Note, the entirety of the Loan shall be repaid by Maturity Date.

(b)	If any payment owing on the Note, Interest and Penalty, as applicable (and as defined below), becomes due on a day that is not a Business Day, such payment shall be made no later than the next succeeding Business Day (a “Business Day” shall be considered to be Monday through Friday excluding weekends and public holidays) and such extension shall be included in computing interest in connection with such payment.

(c)	The Borrower shall not be entitled to prepay the Loan.

(d)	All payments by Borrower on account of the Note, Interest or Penalty (“Payment”) hereunder shall be made in lawful money of the United States of America, in immediately available funds.

7. Penalty. If the event Borrower defaults on the repayment of the Loan and/or Interest on the Maturity Date, the Loan shall be immediately declared in default and the Interest shall be increased to a rate of 17.5% (“Penalty”).

8. Security. The Loan shall be secured by a blanket UCC-1 Lien to be filed against all of the Borrower’s assets, in substantially the form set forth herein in Exhibit D.

9.	Representation of The Borrower.

(a)	The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, with full power and authority (corporate and other) to own, lease, use and operate its properties and to carry on its business as and where now owned, leased, used, operated and/or conducted.

(b)	The Borrower has all requisite power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement to be signed by the Borrower and to perform its obligations hereunder.

10.	Representation of Lender.

(a)	The Lender represents that it has all requisite power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement to be signed by the Borrower and to perform its obligations hereunder.

(b)	This Agreement and the Loan involve a high degree of risk and Lender acknowledges that Lender can bear the complete economic risk, including the total loss of the total aggregate amount of the Loan Tranches disbursed up to the Maximum Total Principal Amount.

(c)	Lender has the sophistication, knowledge and business acumen necessary to adequately evaluate funding any amount or all of the Maximum Total Principal Amount to the Borrower and understands completely the terms, conditions, and risks associated with same.

11.	Termination.

(a)	This Agreement shall terminate (“Termination”):

i.	upon full repayment to the Lender of the Note, Interest and Penalty if and as applicable;

ii.	upon mutual written agreement by the Parties; or

(b)	Notwithstanding the above, Sections 5, 12 and 13 of this herein Agreement shall survive any such Termination.

12. Assignments, Successors and No-Third Party Rights. This Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

13.	Miscellaneous.

(a)	All of the terms and provisions of this Agreement will be binding upon Borrower, and Lender and their respective successors.

(b)	This Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof, and supersedes all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between the Parties, This Agreement may be amended only by a writing executed by each of the Parties on the subject matter hereof.

(c)	This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada, without giving effect to the principles of conflict of law.

(d)	Any notice, request or other communication required or permitted hereunder shall be in writing and signed and shall be deemed to have been duly given when received if personally delivered, sent by facsimile, or by established overnight courier to the address to be communicated by each of the Parties.

(e)	If any one or more of the provisions contained in this Agreement shall be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

(f)	This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. Facsimile signatures of the undersigned parties will have the same force and effect as original signatures.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

REGENERATIVE MEDICAL TECHNOLOGY GROUP, INC.

By:

GROWTH CAPITAL VENTURES, LLC

By:

Acknowledged by

Benito Novas

EXHIBIT A

EXHIBIT B

EXHIBIT C

EXHIBIT D

Sample UCC language

“All of the right, title and interest of RMTG in and to all furniture, furnishings, equipment, machinery, goods, general intangibles, intellectual property, software, money, insurance proceeds, accounts, receivables, contract rights, inventory, all refundable, returnable, or reimbursable fees, deposits or other funds or evidences of credit or indebtedness deposited by or on behalf of debtor with any governmental agencies, boards, corporations, providers or utility services, public or private, including specifically, but without limitation, all refundable, returnable or reimbursable tap fees, utility deposits, commitment fees and development costs, all as presently and hereinafter deposited with the secured party and all other personal property of any kind or character as defined in and subject to the provisions of the Nevada Uniform Commercial Code, which are now or hereafter shall be existing created or acquired, together with all accessions, replacements and substitutions thereto or therefor and all of the proceeds and revenues, thereof.

In addition, the senior security shall be applicable against and include all copyrights, all patents and patent applications (including the inventions and improvements described and claimed therein together with the reissues, divisions, continuations, renewals, extensions and continuations in-part thereof), all trade names, trademarks and service marks, logos, trademark and service mark registrations (including all renewals of trademark and service mark registrations, and all rights corresponding thereto throughout the world together, in each case, with the goodwill of the business connected with the use of, and symbolized by, each such trade name, trademark and service mark, but excluding any such registration that would be rendered invalid, abandoned, void or unenforceable by reason of its being included as part of the collateral being secured), all inventions, processes, production methods, proprietary information, know-how and trade secrets, all licenses or user or other agreements granted to RMTG with respect to any of the foregoing, in each case whether now or hereafter owned or used (including the licenses or other agreements with respect to any of the foregoing).”